UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 28, 2024
Shutterstock, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35669	80-0812659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 20st Floor
New York, NY 10118
(Address of principal executive offices, including zip code)

(646) 710-3417
(Registrant’s telephone number, including area code)

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	SSTK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 28, 2024, the board of directors (the “Board”) of Shutterstock, Inc. (the “Company”) and the Compensation Committee of the Board (the “Compensation Committee”) approved (i) an amendment (the “Amendment”) to the Employment Agreement of the Company’s chief executive officer, Paul J. Hennessy (the “Employment Agreement”), and (ii) a grant of equity to Mr. Hennessy (the “2026 Vesting Award”) that will vest on July 1, 2026 pursuant to the terms described below.

The Compensation Committee and Board determined to approve the 2026 Vesting Award and the Amendment in order to incentivize Mr. Hennessy’s continued service and performance for the Company and to promote his retention for an additional period of service through July 1, 2026, following the July 1, 2025 vesting date of his other outstanding equity awards. The 2026 Vesting Award was also designed to recognize Mr. Hennessy’s significant contributions to the Company and the importance of his continued service for the Company, while aligning his pay with Company performance and stockholder value. The terms of the 2026 Vesting Award and Amendment are described below.

2026 Vesting Award. The 2026 Vesting Award was approved pursuant to the terms of the Amended and Restated 2022 Omnibus Equity Incentive Plan and the applicable award agreement and provides for the following:

•          Seventy-five percent of the target value of the 2026 Vesting Award, or $6,375,000, will consist of 162,544 performance stock units (“PSUs”) that will vest on July 1, 2026, contingent on Mr. Hennessy’s continued service through the vesting date and his achievement of performance goals to be established and approved by the Compensation Committee. The performance goals of the PSUs will reflect key metrics that the Company uses to manage its business and drive stockholder returns over time, such as the adjusted EBITDA margin and revenue growth targets previously used for the Company's PSUs.

•          The remaining twenty-five percent of the value of the 2026 Vesting Award, or $2,125,000, consists of 54,181 time-based restricted stock units (“RSUs”) that will vest in full on July 1, 2026, subject to Mr. Hennessy's continued service through the vesting date.

Amendment to Employment Agreement. The Amendment provides that (i) in the event that the Company terminates Mr. Hennessy’s employment without cause on or after July 1, 2026, he will only receive a pro-rated annual bonus for the year of termination, subject to the execution of a release, without any additional severance benefits, but that (ii) in the event that the Company terminates Mr. Hennessy’s employment prior to July 1, 2026, he will continue to be eligible to receive payments and benefits in accordance with the terms of the Employment Agreement, including:

•          In the case of a termination without cause that does not occur within 12 months following a change in control: (i) continued payment of his salary for eighteen months, (ii) reimbursement for certain medical insurance premiums for up to eighteen months, (ii) the immediate vesting of all unvested restricted stock units and a prorated portion of unvested performance stock units based on actual performance, and (iv) a prorated annual bonus based on actual performance.

•          In the case of a termination without cause or for good reason within 12 months following a change in control:  (i) a lump sum payment equal to eighteen months of his base salary, (ii) reimbursement for certain medical insurance premiums for up to twelve months, (iii) the immediate vesting of all unvested equity awards, and (iv) a lump sum payment equal to his target bonus amount for the year of termination.

Mr. Hennessy is not entitled to any severance benefits under the Employment Agreement or the Amendment in connection with a voluntary resignation. In addition, Mr. Hennessy is not entitled to severance benefits under the Company’s Severance Plan under the terms of the Amendment.

The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by the full text of the applicable agreements, including the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K; the Employment Agreement, a copy of which is filed as Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the 2023 fiscal year; and the applicable award agreements, forms of which are filed as Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)   Exhibits.

10.1	Amendment to the Employment Agreement, dated June 28, 2024, by and between Shutterstock, Inc. and Paul J. Hennessy

10.2	Shutterstock, Inc. Form of Amended and Restated 2022 Omnibus Equity Incentive Plan Restricted Stock Unit Award Agreement

10.3	Shutterstock, Inc. Form of Amended and Restated 2022 Omnibus Equity Incentive Plan Performance Stock Unit Award Agreement

104	Cover Page Interactive Data File - The cover page XBRL tags are embedded within the Inline XBRL document.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Amendment to the Employment Agreement, dated June 28, 2024, by and between Shutterstock, Inc. and Paul J. Hennessy

10.2	Shutterstock, Inc. Form of Amended and Restated 2022 Omnibus Equity Incentive Plan Restricted Stock Unit Award Agreement

10.3	Shutterstock, Inc. Form of Amended and Restated 2022 Omnibus Equity Incentive Plan Performance Stock Unit Award Agreement

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHUTTERSTOCK, INC.

Dated: July 3, 2024	By:	/s/ Jarrod Yahes
Jarrod Yahes
Chief Financial Officer